EXHIBIT 23.6

PERSONAL AND CONFIDENTIAL

April 20, 2004

Board of Directors

Tularik Inc.

1120 Veterans Boulevard

South San Francisco, CA 94080

Re:	Initially Filed Registration Statement on Form S-4 of Amgen Inc.

Ladies and Gentlemen:

Reference is made to our opinion letter, dated March 28, 2004, with respect to the fairness from a financial point of view to the holders (other than Amgen, Inc. (“Amgen”)) of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Tularik Inc. (the “Company”) of the Consideration (as defined below) to be received by the holders of Shares pursuant to the Agreement and Plan of Merger, dated as of March 28, 2004, among Amgen, Arrow Acquisition, LLC, a Delaware limited liability company wholly owned by Amgen, and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part, in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion under the captions “Summary—Opinion of Tularik Financial Advisor”, “The Merger—Background of the Merger”, and “The Merger—Opinion of Tularik Financial Advisor” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other documents, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)